INDEMNITY AND JOINT DEFENSE AGREEMENT

                  This INDEMNITY AND JOINT DEFENSE AGREEMENT is dated as of October 28, 1996 (the "Agreement"), among THE DUN & BRADSTREET CORPORATION, a Delaware corporation ("D&B"), COGNIZANT CORPORATION, a Delaware corporation, ("Cognizant"), and ACNIELSEN CORPORATION, a Delaware corporation ("ACNielsen").

                  WHEREAS, the Board of Directors of D&B has determined that it is appropriate, desirable and in the best interests of the holders of shares of common stock, par value $1.00 per share, of D&B (the "D&B Common Stock") to take certain steps to reorganize D&B's Subsidiaries (as defined herein) and businesses and then to distribute to the holders of the D&B Common Stock all the outstanding shares of common stock of Cognizant, together with the appurtenant share purchase rights, and all the outstanding shares of common stock of ACNielsen, together with the appurtenant share purchase rights; and

                  WHEREAS, D&B, A.C. Nielsen Company and I.M.S. International, Inc. ("IMS") have been named as defendants in an action commenced by Information Resources, Inc. ("IRI") by the filing of its complaint dated July 29, 1996 in the action captioned Information Resources, Inc. v. The Dun & Bradstreet Corporation, A.C. Nielsen Co. and IMS International, Inc. (S.D.N.Y.) 96 Civ. 5716 (this action and any amended complaint or action arising out of the same or substantially similar factual allegations by IRI or any successor or affiliate thereof are referred to herein as the "Lawsuit");

                  WHEREAS, the reorganization of D&B's Subsidiaries and businesses as contemplated by the Distribution Agreement (as defined herein) could be potentially affected by the commencement of the Lawsuit, and in order to consummate such reorganization in a timely fashion and in substantially the manner contemplated prior to the commencement of the Lawsuit, the parties hereto have determined that it is desirable to enter into this Agreement, and each party hereto expressly acknowledges that the execution and delivery of this Agreement does not in any manner constitute an admission that the Lawsuit has any merit;

                  WHEREAS, pursuant to the terms and subject to the limitations hereof, (x) ACNielsen has agreed, inter alia, to indemnify D&B and Cognizant against IRI Liabilities (as defined below), up to a certain amount, which may be incurred directly or indirectly by D&B or Cognizant, and (y) D&B and Cognizant have agreed, inter alia, to indemnify ACNielsen against IRI Liabilities, in excess of such amount, if any, which may be incurred directly or indirectly by ACNielsen;

                  WHEREAS, the parties believe that they have a mutuality of interest in a joint defense in connection with the Lawsuit and any additional actions, investigations or proceedings that have

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arisen or may arise in connection with the subject matter of the Lawsuit;

                  WHEREAS, it is the intention and understanding of the parties that communications between and among them as provided herein and any joint interviews of prospective witnesses for the purpose of a joint defense are confidential and are protected from disclosure to any third party by the attorney-client privilege, the work product doctrine and any other applicable privileges;

                  WHEREAS, in order to pursue a joint defense effectively, the parties have also concluded that, from time to time, their mutual interests will be best served by sharing privileged material, mental impressions, memoranda, interview reports and other work products and information, including the confidences of each party;

                  WHEREAS, it is a purpose of this Agreement to insure that the exchanges and disclosures of privileged materials contemplated herein do not diminish or constitute a waiver of any privilege that may otherwise be available by virtue of any prior agreement, conduct, operation of law or otherwise;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, D&B, Cognizant and ACNielsen agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  SECTION 1.1. Definitions. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Distribution Agreement (as defined herein) and the following terms shall have the following meanings:

                  "ACN Maximum Amount" means the maximum amount which, at the time any IRI Liability becomes payable, a hypothetical investment banking firm would determine that ACNielsen would be able to pay (assuming the amount of the ACN Payment is zero) after giving effect to (i) any recapitalization or similar corporate transaction, including, without limitation, asset dispositions and/or increased borrowings or other capital raising transactions, which would be recommended by such hypothetical investment bank in order to maximize the claims paying ability of ACNielsen (a "Hypothetical Recapitalization Plan"), and (ii) the payment of interest which would be reasonably expected to be incurred on any ACN Notes and the payment of investment banking, legal and other fees and expenses which would be reasonably expected to be incurred in connection with such Hypothetical Recapitalization Plan, without impairing the financial viability of ACNielsen or A.C. Nielsen Company as either such company would

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exist after consummation of such Hypothetical Recapitalization Plan and the payment of such interest, fees and expenses.

                  "ACN Note" shall have the meaning set forth in Section 2.1(c) hereto.

                  "ACN Payment" shall have the meaning set forth in Section 2.1(b).

                  "ACNielsen" shall have the meaning set forth in the preamble hereto.

                  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Ancillary Agreements" shall mean all of the written agreements, instruments, assignments or other written arrangements (other than this Agreement and the Distribution Agreement) entered into in connection with the transactions contemplated by this Agreement and the Distribution Agreement, including, without limitation, the Conveyancing and Assumption Instruments, the Data Services Agreement, the Employee Benefits Agreement, the Intellectual Property Agreement, the Shared Transaction Services Agreements, the TAM Master Agreement, the Tax Allocation Agreement and the Transition Services Agreement.

                  "Board of Directors" shall mean, when used with respect to a specified corporation, the board of directors of the corporation so specified.

                  "Business Combination" means, with respect to any Person, any consolidation or merger or any sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of such Person as an entirety in one transaction or series of transactions.

                  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the balance sheet of such Person prepared in accordance with GAAP; the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options, or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent

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ownership interests in a Person other than a corporation, in each case whether now outstanding or hereafter issued.

                  "Cash Equivalents" means, at any time, (a) any evidence of Indebtedness with a maturity of 180 days or less from the date of acquisition issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit, money market deposit accounts and acceptances with a maturity of 180 days or less from the date of acquisition of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of 180 days or less from the date of acquisition issued by a corporation that is not an Affiliate of ACNielsen and is organized under the laws of any state of the United States or the District of Columbia whose debt rating, at the time as of which such investment is made, is at least "A-1" by Standard & Poor's Corporation or at least "P-1" by Moody's Investors Service, Inc. or rated at least an equivalent rating category of another nationally recognized securities rating agency; (d) repurchase agreements and reverse repurchase agreements having a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a financial institution meeting the qualifications described in clause (b) above; (e) any security, maturing not more than 180 days after the date of acquisition, backed by standby or direct pay letters of credit issued by a bank meeting the qualifications described in clause (b) above; and (f) any security, maturing not more than 180 days after the date of acquisition, issued or fully guaranteed by any state, commonwealth, or territory of the United States of America, or by any political subdivision thereof, and rated at least "A" by Standard & Poor's Corporation or at least "A" by Moody's Investors Service, Inc. or rated at least an equivalent rating category of another nationally recognized securities rating agency.

                  "Cognizant" shall have the meaning set forth in the preamble hereto.

                  "Cognizant Counsel" shall have the meaning set forth in
Section 4.1(b) hereto.

                  "Cognizant/D&B Payment" shall have the meaning set forth in
Section 2.1(b) hereto.

                  "Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization" means for any period the sum of Consolidated Net Income plus, to the extent deducted in computing Consolidated Net Income, Consolidated Interest Expense, Consolidated Tax Expense, all depreciation and, without duplication, all amortization, in each case, for such period, of

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the Relevant Party and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.

                  "Consolidated Interest Expense" means for any period the sum of (a) the aggregate of the interest expense on Indebtedness of the Relevant Party and its Subsidiaries for such period, on a consolidated basis as determined in accordance with GAAP (excluding the amortization of costs relating to original debt issuances but including the amortization of debt discount) plus
(b) without duplication, that portion of Capital Lease Obligations of the Relevant Party and its Subsidiaries representing the interest factor for such period as determined in accordance with GAAP plus (c) without duplication, dividends paid in respect of preferred stock of Subsidiaries or Disqualified Stock of the Relevant Party to Persons other than the Relevant Party or a wholly owned Subsidiary.

                  "Consolidated Net Income" means for any period the net income or loss of the Relevant Party and its Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP, adjusted by excluding the after-tax effect of (a) any gains (but not losses) from currency exchange transactions not in the ordinary course of business; (b) the net income of any Person which is not a Subsidiary or is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions actually paid in cash by such Person to the Relevant Party or a Subsidiary of the Relevant Party during such period; (c) except to the extent includible pursuant to clause (b), the net income of any Person accrued prior to the date it becomes a Subsidiary of the Relevant Party or is merged into or consolidated with the Relevant Party or any of its Subsidiaries or such Person's assets are acquired by the Relevant Party or any of its Subsidiaries; (d) net gains attributable to write-ups (determined after taking into account losses attributable to write-downs) of assets or liabilities other than in the ordinary course of business; (e) the cumulative effect of a change in accounting principles; and (f) net income from discontinued operations.

                  "Consolidated Net Worth" of a Person and its Subsidiaries means as of any date all amounts that would be included under stockholders' equity on a consolidated balance sheet of such Person and its Subsidiaries determined in accordance with GAAP.

                  "Consolidated Tax Expense" means for any period the aggregate of the federal, state, local and foreign income tax expense of the Relevant Party and its Subsidiaries for such period, on a consolidated basis as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income.

                  "Counsel of Record" shall have the meaning set forth in
Section 4.1(a).

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                                                                               6


                  "D&B" shall have the meaning set forth in the preamble hereto.

                  "D&B Common Stock" shall have the meaning set forth in the recitals hereto.

                  "D&B Counsel" shall have the meaning set forth in Section 4.1(b) hereto.

                  "Defense Costs" shall have the meaning set forth in Section 4.1(h).

                  "Defense Materials" shall have the meaning set forth in
Section 4.1(c) hereto.

                  "Disqualified Firm" shall have the meaning set forth in
Section 2.2(a) hereto.

                  "Disqualified Stock" means any Capital Stock which pays a mandatory dividend (other than in Capital Stock) or which, by its terms (or by the terms of any security into which it is convertible or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part or is exchangeable for debt securities of ACNielsen or its Subsidiaries.

                  "Distribution Agreement" shall mean the Distribution Agreement among D&B, Cognizant and ACNielsen.

                  "Fixed Charge Coverage Ratio" means for any period the ratio of Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization to Consolidated Interest Expense for such period; provided, however, that in making such computation, the interest expense on any Indebtedness to be incurred and computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

                  "GAAP" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a consistent basis.

                  "Hypothetical Recapitalization Plan" shall have the meaning set forth in the definition of "ACN Maximum Amount", above.

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                                                                               7


                  "IMS" shall have the meaning set forth in the recitals hereto.

                  "IMS Counsel" shall have the meaning set forth in Section 4.1(b) hereto.

                  "Indebtedness" means, with respect to any Person, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, indentures, bonds, other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of property; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit or similar credit transaction; (e) all dividends on Capital Stock issued by third parties for the payment of which such Person is responsible; (f) all obligations of the type referred to in clauses (a) through (e) above of third parties secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; (g) indebtedness secured by any Lien existing on property acquired by such Person subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed, provided that if such Person has not assumed such Indebtedness the amount of Indebtedness of such Person shall be deemed to be the lesser of the value of such acquired property or the amount of the indebtedness secured; (h) guarantees, endorsements and other obligations, whether or not contingent, in respect of, or agreements to purchase or otherwise acquire, Indebtedness of other Persons; (i) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;
(j) preferred stock issued by any Subsidiary valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (k) all obligations under or in respect of Interest Rate Protection or other Hedging Agreements.

                  For purposes of this definition, "maximum fixed repurchase price" of any preferred stock issued by any Subsidiary and of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such preferred stock or such Disqualified Stock as if such preferred stock or such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such preferred stock or Disqualified Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such preferred stock or such Disqualified Stock.

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                                                                               8


                  "Interest Rate Protection and Other Hedging Agreements" means one or more of the following agreements entered into by one or more financial institutions: (a) interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements),
(b) foreign exchange contracts, currency swap agreements or other, similar agreements or arrangements designed to protect against fluctuations in currency values and/or (c) other types of hedging agreements from time to time.

                  "IRI" shall have the meaning set forth in the recitals hereto.

                  "IRI Liabilities" shall have the meaning set forth in Section 2.1(a) hereto.

                  "Lawsuit" shall have the meaning set forth in the recitals hereto.

                  "Lien" means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement or other security interest or encumbrance of any kind (including any agreement to give any security interest).

                  "Note Amount" shall have the meaning set forth in Section 2.1(c) hereto.

                  "Parent" of a Person means any other Person with the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of Voting Stock, by contract or otherwise.

                  "Party Counsel" shall have the meaning set forth in Section 4.1(b) hereto.

                  "Payment Date" shall mean the day on which the IRI Liabilities, if any, are ultimately required to be paid.

                  "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

                  "Recapitalization Plan" shall have the meaning set forth in
Section 2.2(c) hereto.

                  "Related Person" means (a) any Affiliate of ACNielsen, (b) any Person who directly or indirectly holds 5% or more of any class of Voting Stock of ACNielsen, (c) any Person who is an executive officer or director of ACNielsen and (d) any Affiliate of or any relative by blood, marriage or adoption not more remote than first cousin of any such Person referred to in clause (b) or (c) above.

                  "Relevant Party" shall have the meaning set forth in Section
3.4 hereto.

                  "Restricted Payment" means, with respect to ACNielsen and its Subsidiaries, (a) any declaration or payment of any dividend on, or any distribution in respect of, or any purchase, redemption or retirement for value of, any Capital Stock of ACNielsen or such Subsidiary or any deposit with respect to the foregoing (other than (i) through the issuance of Capital Stock of ACNielsen, other than Disqualified Stock or rights to Disqualified Stock, and
(ii) dividends or distributions payable solely to ACNielsen or a wholly owned Subsidiary), other than dividends or repurchases contemplated by the Distribution Agreement or any Ancillary Agreement, (b) any charitable contribution, (c) any voluntary payments to pension or other benefit plans, or
(d) any accelerated payment of any accounts payable or any cancellation or discounting of, or delay or extension in the collection of, any accounts receivable, unless such acceleration, cancellation, discounting, delay or extension, as the case may be, is in the ordinary course of ACNielsen's business.

                  "Service" shall mean the Internal Revenue Service or any successor entity thereto.

                  "Strategic Transaction" shall mean any acquisition or disposition of any business or of any assets comprising a business, or any acquisition or disposition of any interest in a joint venture or other equity investment in any business.

                  "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (a) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (b) is a general partner or an entity performing similar functions (e.g., a trustee).

                  "Viability Opinion" shall have the meaning set forth in
Section 2.2(c) hereto.

                  "Voting Stock" means all outstanding classes of Capital Stock of any entity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                  "Withdrawing Party" shall have the meaning set forth in
Section 4.1(g).

                                   ARTICLE II
           ALLOCATION OF LIABILITIES/ARBITRATION OF ACN MAXIMUM AMOUNT

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                  SECTION 2.1. Allocation of Liabilities. The parties agree that in the event that liabilities are incurred by any party hereto or any Subsidiary thereof directly relating to, arising out of or resulting from a final, non-appealable judgment being entered, or any settlement permitted hereby being entered into, in connection with the Lawsuit, such liabilities ("IRI Liabilities") shall be allocated among the parties as follows:

      (i) ACNielsen agrees to assume exclusive liability for the IRI Liabilities up to the ACN Maximum Amount; and

      (ii) Cognizant and D&B each agree to assume exclusive liability for 50% of any IRI Liabilities not payable by ACNielsen pursuant to this Agreement.

                  (b) No later than five business days after the date on which any IRI Liabilities are incurred, ACNielsen shall give notice to each of Cognizant and D&B of the amount of such IRI Liabilities which ACNielsen will then pay (such amount, the "ACN Payment") and of the amount which ACNielsen has determined to be the ACN Maximum Amount, and ACNielsen will deliver the ACN Payment to Counsel of Record for delivery to the plaintiff in the Lawsuit. Each of Cognizant and D&B agrees to pay to the plaintiff in the Lawsuit on the Payment Date an amount equal to 50% of the excess (if any) of (x) the aggregate amount of the IRI Liabilities over (y) the ACN Payment (such amount, the "Cognizant/D&B Payment"). In the event Cognizant or D&B disputes or disagrees with ACNielsen's determination of the ACN Maximum Amount, the dispute shall be resolved and the ACN Maximum Amount determined as described in Section 2.2.

                  (c) Upon the payment of the Cognizant/D&B Payment pursuant to the immediately preceding sentence, ACNielsen shall issue a note (an "ACN Note") to each of Cognizant and D&B. The principal amount of each ACN Note shall be equal to the Note Amount, as defined below, and each such ACN Note shall be in the form of Schedule A hereto. Interest on the Note Amount as finally determined for each ACN Note shall accrue at a rate equal to the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at the Cognizant/D&B Payment, provided, however, (i) that upon the determination of the ACN Maximum Amount, if the Note Amount is greater than 50% of the difference between the ACN Maximum Amount and the ACN Payment, then the Note Amount shall be reduced to and shall equal 50% of such difference, and
(ii) that upon receipt of the aggregate amount of proceeds generated by any Recapitalization Plan (as defined below) upon completion thereof in accordance with the first sentence of Section 2.2(g), if the Note Amount (after giving effect to any adjustment pursuant to clause (i)) is greater than

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50% of the amount of such proceeds, then the Note Amount shall be reduced to and shall equal 50% of the amount of such proceeds. The Note Amount, together with accrued and unpaid interest thereon, shall be payable upon the earlier of (x) the completion of the Recapitalization Plan, provided, however, that if the Recapitalization Plan is structured to generate proceeds which are receivable by ACNielsen at different times without being contingent upon the completion of any other aspect of the Recapitalization Plan, then at each time that proceeds are so received, 50% of such proceeds shall be payable to each of Cognizant and D&B, and the receipt by Cognizant and D&B of their respective share of such proceeds shall reduce the then applicable Note Amount accordingly, and (y) the declaration by the Payee of an ACN Note (as defined therein) that such Note Amount and interest thereon are immediately due and payable in accordance with the terms of such ACN Note upon determination being made under Section 2.2(g) hereof that ACNielsen has not exercised its good faith best efforts to implement the Recapitalization Plan as soon as practicable, or as otherwise provided by such ACN Note.

                  (d) Immediately after the Payment Date, ACNielsen agrees to grant to, and to cause each of its Subsidiaries to grant to, Cognizant and D&B, as collateral security for the payment and performance of ACNielsen's obligations under the ACN Notes and otherwise to indemnify Cognizant and D&B against any IRI Liabilities as required by this Article II, a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of each of its direct and indirect domestic subsidiaries and first-tier foreign subsidiaries), to the extent permitted by any other bona fide security or other similar agreements with third-parties not controlled by ACNielsen or any of its Affiliates, pursuant to such documents (the "Security Documents") as Cognizant and D&B shall deem reasonably necessary or advisable to grant to them a perfected first priority lien on such assets. Each of the Security Documents shall be in form and substance reasonably satisfactory to Cognizant and D&B, shall contain terms and conditions which are usual and customary for similar documents delivered in secured financings and shall include guarantees executed and delivered by each of ACNielsen's Subsidiaries which shall be secured by the security interests granted by such Subsidiaries pursuant to the Security Documents. Without limiting the foregoing, ACNielsen agrees to take, and to cause each of its Subsidiaries to take, all actions necessary or advisable to cause the liens granted pursuant to the Security Documents to be duly perfected in accordance with all applicable requirements of law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by Cognizant and D&B and the delivery to Cognizant and D&B (or their representative) of any certificates representing pledged stock, together with undated stock powers executed and delivered in

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                                                                              12


blank by a duly authorized officer of ACNielsen or the relevant Subsidiary.

                  SECTION 2.2. Arbitration of ACN Maximum Amount. (a) Cognizant, D&B and ACNielsen expressly agree that any dispute or disagreement concerning the ACN Maximum Amount shall be submitted to binding arbitration and agree that disputes concerning the ACN Maximum Amount shall be resolved by an internationally recognized investment banking firm, as arbitrator, pursuant to the procedures and instructions set forth below. Such arbitrator shall be chosen by ACNielsen, Cognizant and D&B, unless the parties cannot agree within two business days of the determination of the Cognizant/D&B Payment, in which case the arbitrator shall be selected through a random drawing, conducted jointly by the parties, in which each party selects and enters the name of one of the firms listed on Schedule B hereto and the firm whose name is picked in such drawing shall be the arbitrator, provided, however, that if the firm picked is a "Disqualified Firm", the process shall be repeated until the firm picked is not a Disqualified Firm. A "Disqualified Firm" shall be any firm which could reasonably be expected to be partial to one or more parties hereto within the meaning of Section 10(b) of the Federal Arbitration Act. Any firm picked by such drawing shall, within two business days, disclose to each of the parties hereto any and all potential conflicts of interest with respect to any of the parties. The parties shall have two business days from receiving such disclosure to dispute such firm's impartiality. The parties agree that failure to dispute any such firm's impartiality within such period shall constitute a waiver of any right to challenge such firm's impartiality based on facts known or disclosed at such time. Any dispute concerning whether or not a firm is a Disqualified Firm shall be resolved by a single arbitrator, who shall be a lawyer, selected by the parties or, if the parties are unable to agree on an arbitrator within two business days, then one shall be selected by the American Arbitration Association in accordance with its most expeditious procedures. The arbitrator selected to resolve any dispute concerning the impartiality of a proposed investment banking firm shall be instructed to resolve such dispute within ten business days pursuant to the dispute resolution procedures set forth in Section
6.2 of the Distribution Agreement. The place of any such arbitration shall be in New York City, New York.

                  (b) Cognizant, D&B and ACNielsen agree that any arbitrator or arbitrators appointed to resolve any dispute pursuant to Article VI of the Distribution Agreement shall have no right, authority or jurisdiction to determine the ACN Maximum Amount, to resolve any dispute concerning the determination of the ACN Maximum Amount, to resolve any other dispute arising under this Article II, or to prevent, delay or otherwise interfere with any such dispute arbitration or determination, and that any dispute concerning the determination of the ACN Maximum Amount shall only be resolved by an investment banking firm appointed as arbitrator pursuant hereto. The determination of the ACN Maximum Amount and the resolution of any other dispute arising under this Article II by such investment banking firm shall be made without any party hereto asserting any other claims, offsets, defenses or counterclaims. Each of Cognizant, D&B and ACNielsen agrees that notwithstanding any other disputes between or among any of them or any of their respective Subsidiaries under the Distribution Agreement, any Ancillary Agreement or otherwise, such party will not take any action to prevent or delay the arbitration contemplated hereby or claim any right to offset any claim or amount payable hereunder. The parties hereto intend the provisions to arbitrate set forth in this Article II to be valid, enforceable and irrevocable. Any award rendered by the arbitrator shall be final and binding on the parties and their respective Subsidiaries, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in accordance with Section 5.15 hereof.

                  (c) The investment banking firm chosen as arbitrator to resolve any disputes concerning the ACN Maximum Amount may perform such financial analyses and studies and consider such historical and projected financial information and other data as it deems relevant, and shall afford each party with an opportunity to be heard and to present financial information and other data relevant to the determination of the ACN Maximum Amount. Such investment banking firm shall be directed to make an award determining the ACN Maximum Amount as the maximum amount which, at the time any such IRI Liabilities become payable, ACNielsen is able to pay (assuming the amount of the ACN Payment is zero) after giving effect to (i) any recapitalization or similar corporate transaction, including, without limitation, asset dispositions and/or increased borrowings or other capital raising transactions, that may be submitted pursuant to paragraph (e) below in order to maximize the claims paying ability of ACNielsen (a "Recapitalization Plan"), and (ii) the payment of interest on the ACN Notes and investment banking, legal and other fees and expenses reasonably expected to be incurred in connection with such Recapitalization Plan, without impairing the financial viability of ACNielsen or A.C. Nielsen Company as either such company would exist after consummation of the Recapitalization Plan and the payment of such interest, fees and expenses. The award made by such investment banking firm shall also allocate the IRI Liabilities based on the ACN Maximum Amount, as determined by such investment banking firm, strictly in accordance with Section 2.1 (a) hereof. Such investment banking firm shall consider the amount of any proceeds to be received by ACNielsen pursuant to any counterclaim against IRI in connection with the Lawsuit. In addition to the award required by this paragraph (c), such investment banking firm shall deliver a written opinion addressed to the Boards of Directors of each of ACNielsen, Cognizant, D&B and A.C. Nielsen Company (a) confirming any determination of the ACN Maximum Amount and (b) to the effect that, after taking into account the Recapitalization Plan, the payment of interest on the ACN Notes, the payment of related fees and expenses and the payment of the ACN Maximum Amount as so determined, each of ACNielsen and A.C. Nielsen Company will be financially viable as described below (the "Viability Opinion").

                  (d) Notwithstanding any amount determined by an investment banking firm as contemplated hereby, the ACN Maximum Amount may never exceed an amount which would require the portion of the ACN Maximum Amount payable by A.C. Nielsen Company to exceed an amount which, if paid by A.C. Nielsen Company immediately prior to the Distribution, would have prevented A.C. Nielsen Company from immediately after the Distribution paying $1.00 of dividends out of surplus in compliance with Delaware law.

                  (e) In connection with the award required by paragraph (c) above, such investment banking firm shall be directed to prepare and submit to the parties a Recapitalization Plan which shall be designed to give effect to the goal of the parties to maximize the ACN Maximum Amount without preventing such investment banking firm from delivering the Viability Opinion, but which shall not require any action requiring shareholder approval pursuant to the Delaware General Corporation Law or the Certificate of Incorporation or By-Laws of ACNielsen as in effect on the date hereof or any transaction which, in the sole discretion of such investment banking firm, is not reasonably practicable in the circumstances.

                  (f) For purposes of this Section 2.2 and of the Viability Opinion, financial viability of each of ACNielsen and A.C. Nielsen Company shall mean the ability of ACNielsen and A.C. Nielsen Company, respectively, after giving effect to the Recapitalization Plan, the payment of interest on the ACN Notes, the payment of related fees and expenses and the payment by ACNielsen of the ACN Maximum Amount and the payment by A.C. Nielsen Company of the portion, if any, of the ACN Maximum Amount payable by A.C. Nielsen Company, (i) to pay its debts as they become due and payable and (ii) to finance the current and anticipated operating and capital requirements of its business, as reconstituted, for two years from the date any such Recapitalization Plan is expected to be implemented.

                  (g) ACNielsen agrees (i) to cause its management to cooperate with such investment banking firm and (ii) to exercise its good faith best efforts, and to cause its Board of Directors and management to use good faith best efforts, to implement the Recapitalization Plan as soon as practicable and to take all actions which may be necessary or appropriate in connection therewith. Cognizant and D&B agree that notwithstanding Section 2.1(a), if ACNielsen has used its good faith best efforts to implement the Recapitalization Plan as soon as practicable but the sum of the aggregate proceeds generated thereby and the ACN Payment are less than the ACN Maximum Amount, then, upon payment of such proceeds to Cognizant and D&B, any such deficit shall be forgiven, and ACNielsen's obligation to assume the IRI Liabilities up to the ACN Maximum Amount hereunder shall be deemed discharged. In no event will the failure of ACNielsen to take the action provided for in the first sentence of this Section 2.2(g) relieve ACNielsen of its obligation to pay the ACN Maximum Amount, and ACNielsen agrees that if a determination is made pursuant to the next succeeding sentence that ACNielsen has not used its good faith best efforts to implement the Recapitalization Plan as soon as practicable, then (x) ACNielsen shall remain liable for the full ACN Maximum Amount (less the amount of any ACN Payment), and (y) immediately after receiving the investment banking firm's determination referred to in the succeeding sentence, Cognizant and D&B shall be entitled (a) to enforcement of or entry of a judgment upon the award of the ACN Maximum Amount (less the amount of any ACN Payment) by the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York in accordance with Section 5.15 hereof or
(b) to declare the Note Amount and interest thereon to be immediately due and payable in accordance with the terms of such ACN Note. Any dispute concerning whether or not ACNielsen has used its good faith best efforts to implement the Recapitalization Plan as promptly as practicable shall be submitted to and finally determined by the investment banking firm which prepared and submitted such Recapitalization Plan, in the sole discretion of such investment banking firm, after giving each of the parties hereto an opportunity to be heard, and based on its knowledge of the Recapitalization Plan, the manner and degree to which such plan has actually been implemented and the goal of the parties to maximize ACN Maximum Amount pursuant hereto. Any such determination shall be made in writing and delivered to the parties hereto promptly (i) upon the completion of such Recapitalization Plan or (ii) in response to a request by any party hereto that such a determination be made.

                  (h) Without prejudice to such arbitral immunity to which the arbitrator shall be entitled, each of ACNielsen, Cognizant and D&B agrees to enter into an indemnification agreement with the investment banking firm engaged to act as arbitrator to determine the ACN Maximum Amount, to deliver the Viability Opinion and to make the determination contemplated by Section 2.2(g) hereof in such form as such investment banking firm may reasonably request and as may be reasonably customary in the circumstances. Each of the parties further acknowledges that the fees and expenses of such investment banking firm shall be included in the expenses used in determining the ACN Maximum Amount, and that such firm shall look to ACNielsen as the primary obligor for payment of such fees and expenses and to Cognizant and D&B as secondary obligors. Each of the parties further agrees that such investment banking firm may retain its own counsel (the reasonable fees of such counsel to be included in the expenses used in determining the ACN Maximum Amount) and that such investment banking firm may rely on such counsel for legal advice and may rely on financial information, including projections, provided by ACNielsen management and may assume the accuracy and reasonableness of any such projections.

                  SECTION 2.3. Other Agreements Relating to Allocation of IRI Liabilities. (a) Each of ACNielsen, Cognizant and D&B agrees not to amend or waive any provision of this Agreement which would have the effect of releasing Cognizant or D&B of their obligations under Section 2.1 (a)(ii) above unless, at such time, A.C. Nielsen Company could pay the maximum possible amount of any IRI Liabilities and immediately thereafter pay $1.00 of dividends out of surplus in compliance with Delaware law.

                  (b) If either D&B or Cognizant acquires beneficial ownership of 20% or more of the outstanding Voting Stock of IRI or any successor thereof (an "IRI Investor"), then such IRI Investor shall be deemed to be Withdrawing Party for purposes of and with the consequences set forth in Section 4.1 (g).

                  (c) Cognizant and D&B agree that if it shall be necessary to post any bond pending any appeal of the Lawsuit or otherwise in connection therewith, Cognizant and D&B shall promptly procure such a bond, and each shall pay 50% of the cost thereof, provided that such cost shall be added to and be deemed to be part of the IRI Liabilities hereunder.

                  (d) The directors of A.C. Nielsen Company immediately prior to the Distribution shall be third-party beneficiaries of the agreements set forth in Article II.

                                   ARTICLE III
                             COVENANTS OF ACNIELSEN

                  SECTION 3.1. Limitation on Restricted Payments. ACNielsen will not, directly or indirectly, and will not permit any Subsidiary to, make any Restricted Payment if, at the time of such Restricted Payment, and giving effect thereto, the aggregate amount of all Restricted Payments (the amount of such payments, if other than in cash, having been determined in good faith by the ACNielsen Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution certified and delivered to each of Cognizant and D&B) declared and made after the Distribution Date would exceed the sum of:

                  (a) $15 million; and

                  (b) 20% of the aggregate Consolidated Net Income (or, if such Consolidated Net Income is a negative number, 100% of such consolidated net loss) of ACNielsen accrued on a cumulative basis during the period beginning on the Distribution Date and ending on the last day of ACNielsen's last fiscal quarter ending prior to the date of such proposed Restricted Payment (except that the amount, if any, of consolidated net loss shall not reduce the $15 million amount available pursuant to clause (a) above); provided, however, that the foregoing provisions will not prevent the payment of a dividend within 60 days after the date of its declaration if at the date of declaration such payment was permitted by the foregoing provisions.

                  SECTION 3.2. Limitation on Transactions with Related Persons. At any time when the Voting Stock of ACNielsen is not listed and traded on The New York Stock Exchange, The American Stock Exchange or the National Market System of the National Association of Securities Dealers Automated Quotation System, ACNielsen will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Related Person (other than a wholly owned Subsidiary) unless such transaction or series of transactions is on terms that are no less favorable to ACNielsen or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party and (a) where such transaction or series of transactions involves aggregate consideration (including, without limitation, the assumption of indebtedness) in excess of 2.5% of ACNielsen's Consolidated Net Worth as of the end of the prior fiscal year, such transaction or series of transactions is approved by a majority of the Board of Directors of ACNielsen, including the approval of a majority of the independent, disinterested directors, and (b) where such transaction or series of transactions involves aggregate consideration (including, without limitation, the assumption of indebtedness) in excess of 7.5% of ACNielsen's Consolidated Net Worth as of the end of the prior fiscal year, ACNielsen also delivers to Cognizant and D&B an opinion from an internationally recognized investment banking firm as to the fairness of such transaction or series of transactions to ACNielsen or such Subsidiary from a financial point of view (without considering, for purposes of such fairness opinion, any impact which such transaction may have on the ACN Maximum Amount). For purposes of the foregoing, a series of related transactions will be deemed to include, without limitation, a series of transactions if, within six months of closing one transaction, another transaction is entered into with the same Person or with a successor or affiliate thereof. Notwithstanding the foregoing, this provision will not apply to (i) any transactions contemplated by the Distribution Agreement or any Ancillary Agreement; (ii) compensation or employee benefit arrangements with any officer or director of ACNielsen; and (iii) any transaction entered into in the ordinary course of business by ACNielsen or a wholly owned Subsidiary with a wholly owned Subsidiary.

                  SECTION 3.3. Merger and Consolidation. ACNielsen may not engage in any Business Combination with any Person, unless

(a) either (i) ACNielsen shall be the continuing corporation and the Persons who were ACNielsen stockholders immediately prior to transaction or series of transactions continue to hold more than 50% of the Voting Stock of the continuing corporation upon consummation of such transaction or series of transactions, or (ii) (A) such Person and such Person's Parent, if any, (x) shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia or (y) shall duly execute and deliver a consent to jurisdiction in substantially the form of Schedule C hereto, (B) such Person and, if such Person has a Parent, such Parent shall expressly assume all of ACNielsen's obligations hereunder, (C) such Person, or such Person's Parent, if any, shall be included with ACNielsen for purposes of determining the ACN Maximum Amount and (D) in the event clause (ii)(y) is applicable, a certificate signed by ACNielsen's Chief Executive Officer and by its General Counsel is delivered to each of Cognizant and D&B at least 30 days prior to the consummation of the proposed transaction which certifies that the consent to jurisdiction contemplated by such clause
(ii)(y) has been executed and will take effect on the consummation of such transaction and which certificate attaches thereto a duly executed copy of such consent to jurisdiction; (b) immediately after such transaction or each element of such series, ACNielsen and its Subsidiaries or such Person, or such Person's Parent, if any, and its Subsidiaries shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of ACNielsen and its Subsidiaries immediately prior to such transaction or element; and (c) such transaction or series of transactions is permitted under Section 3.4 below.

                  SECTION 3.4. Limitation on Certain Transactions. (a) ACNielsen will not enter into any Strategic Transaction or engage in any Business Combination unless the Chief Executive Officer or the Chief Financial Officer of ACNielsen delivers a certificate to Cognizant and D&B certifying that, after giving pro forma effect to such Strategic Transaction or Business Combination, the Fixed Charge Coverage Ratio of ACNielsen, or, in the case of a Business Combination, the Fixed Charge Coverage Ratio of the continuing corporation following such Business Combination (ACNielsen or such continuing corporation, as the case may be, referred to as the "Relevant Party"), in each case calculated as set forth in Section 3.4(c) below, is greater than 4 to 1, which certificate shall be accompanied by a letter from the Relevant Party's independent accountants confirming that such Fixed Charge Coverage Ratio has been correctly calculated in accordance with the requirements hereof and based on financial statements prepared in accordance with U.S. generally accepted accounting principles.

                  (b) In addition, ACNielsen will not enter into any Strategic Transaction or engage in any Business Combination involving aggregate consideration (including, without limitation, the assumption of indebtedness) in excess of $50 million, unless the following conditions are met:

                         (i) the Board of Directors of each of ACNielsen, Cognizant and D&B has received an opinion in writing from an internationally recognized investment bank chosen by ACNielsen, to the effect that such transaction is fair, from a financial point of view, to ACNielsen (without considering, for purposes of such fairness opinion, any impact which such transaction may have on the ACN Maximum Amount); and

                        (ii) in the case of a disposition of a business, an equity interest in a business or the disposition of assets comprising a business, which disposition does not involve the simultaneous equity investment in a joint venture entity which is the acquirer of such business, equity investment or assets, the consideration therefor is limited to cash, Cash Equivalents and/or marketable securities which are freely tradable on a public stock exchange or inter-dealer quotation system.

                  (c) The Fixed Charge Coverage Ratio shall be for the most recent four consecutive full fiscal quarters ending prior to such certification, taken as one period, and calculated on the assumptions that (i) any Indebtedness to be incurred in connection with an acquisition or Business Combination had been incurred on the first day of such four-quarter period, (ii) any other Indebtedness incurred, repaid or retired by the Relevant Party and its Subsidiaries since the beginning of such four-quarter period was incurred, repaid or retired, as the case may be, on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four-quarter period or during such shorter included period when such facility was outstanding or (B) if such facility was created after the end of such four-quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of the calculation) and (iii) any acquisition or disposition by the Relevant Party or its Subsidiaries of any assets out of the ordinary course of business or of any company, division or line of business, in each case since the first day of its last four completed fiscal quarters, had been consummated on such first day of such four-quarter period.

                  (d) For purposes of the foregoing, any issuance or transfer of any Capital Stock of a wholly owned Subsidiary which is a holder of obligations of a Subsidiary that constitute Indebtedness shall be deemed an incurrence of Indebtedness if such issuance or transfer results in such wholly owned Subsidiary no longer being a wholly owned Subsidiary.

                  (e) Paragraphs (a) and (b) above shall not apply to any transaction which is contemplated by the Distribution Agreement or any Ancillary Agreement.

                  SECTION 3.5. Limitation on Reincorporation. ACNielsen will not, without the prior written consent of each of Cognizant and D&B, re-incorporate or re-organize its corporate form under the laws of a jurisdiction other than the State of Delaware unless ACNielsen, as re-incorporated or re-organized under the laws of such other jurisdiction, could take substantially the same actions without stockholder (or equity holder) consent or approval under the laws of such jurisdiction and ACNielsen's then applicable certificate of incorporation, charter, by-laws or other organizational documents as ACNielsen could take without stockholder consent or approval under the General Corporation Law of the State of Delaware and ACNielsen's certificate of incorporation and by-laws as of the date hereof, and counsel reasonably satisfactory to Cognizant and D&B confirms the foregoing in writing to the reasonable satisfaction of Cognizant and D&B.

                                   ARTICLE IV
                            JOINT DEFENSE PROVISIONS

                  SECTION 4.1. Counsel. (a) ACNielsen shall select counsel of record to represent ACNielsen, D&B and Cognizant (which reference to Cognizant shall be deemed to include I.M.S. International, Inc.) in the Lawsuit ("Counsel of Record"). Counsel of Record shall communicate and consult with all parties in connection with the defense of the Lawsuit, but shall be subject to direction only from ACNielsen.

                  (b) D&B and Cognizant shall be free to retain at their own expense counsel to monitor the Lawsuit ("D&B Counsel" and "Cognizant Counsel" respectively, and, collectively, "Party Counsel"). Counsel of Record shall communicate and consult with any Party Counsel. Neither D&B Counsel nor any other counsel retained by D&B shall appear in the Lawsuit unless D&B shall have become a Withdrawing Party under Section 4.1(g) hereof. Neither Cognizant Counsel nor any other counsel retained by Cognizant shall appear in the Lawsuit unless Cognizant shall have become a Withdrawing Party under Section 4.1(g) hereof.

                  (c) Counsel of Record and Party Counsel shall make available to other such counsel and any party confidential oral information and memoranda or other documents related to the defense of the Lawsuit ("Defense Materials") to the extent that they deem it prudent and consistent with the objectives of the joint defense provided for herein.

                  (d) The Defense Materials obtained by counsel for any party shall remain confidential and shall be protected from disclosure to any third party except as provided herein.

                  (e) Counsel of Record and Party Counsel shall not disclose Defense Materials or the contents thereof to anyone except their respective clients, expert witnesses and consultants, counsel for other parties to the Agreement, or attorneys, paralegals and staff within their firms, without first obtaining the consent of Counsel of Record and Party Counsel whose clients (or who themselves) may be entitled to claim any privilege with respect to such materials. All persons permitted access to Defense Materials shall be specifically advised that the Defense Materials are privileged and subject to the terms of this Agreement.

                  (f) If any other person or entity requests or demands, by subpoena or otherwise, any Defense Materials from any of the parties or their counsel, the recipient of the request will immediately notify Counsel of Record and Party Counsel, and each such counsel shall take all steps necessary to permit the assertion of all applicable rights and privileges with respect to such Defense Materials and shall cooperate fully with such other counsel in any proceeding relating to the disclosure of Defense Materials.

                  (g) If D&B or Cognizant decides that it no longer wishes to engage in a joint defense (a "Withdrawing Party"), the Withdrawing Party immediately shall notify the other parties to the Agreement in writing and shall simultaneously return to Counsel of Record the originals and all copies of Defense Materials provided to it. In such event, the Withdrawing Party shall no longer have any rights to obtain Defense Materials, but shall retain other rights and obligations set forth in the Agreement, including the obligations to share Defense Costs pursuant to Section 4.1(h) below, unless otherwise specifically provided. The Withdrawing Party shall lose its right, if any, to indemnification by ACNielsen under this Agreement and shall be liable for one third of the amount of any IRI Liabilities incurred in the Lawsuit. The Withdrawing Party shall continue to be obligated to pay 50% of any IRI Liabilities in excess of the amount payable by ACNielsen pursuant to this Agreement. ACNielsen shall have the absolute right to continue to be represented in all matters in and affecting the Lawsuit by Counsel of Record. All parties expressly agree that Counsel of Record may continue to represent parties that have not withdrawn, and all parties agree and acknowledge that receipt and use of Defense Materials by Counsel of Record or any action taken or knowledge gained by Counsel of Record in connection with its representation of a Withdrawing Party shall not be grounds for disqualification of Counsel of Record as counsel for any other party to this Agreement in the Lawsuit.

                  (h) It is the intention of the parties that ACNielsen, D&B and Cognizant shall share equally the costs of defending the Lawsuit, including attorneys' fees, expert witness and consultants fees and all other costs and expenses for the defense of the Lawsuit (or prosecution of any counterclaim to the

Lawsuit) duly incurred by ACNielsen or Counsel of Record ("Defense Costs"). ACNielsen shall forward on a monthly basis a statement of the Defense Costs incurred in the preceding month and D&B and Cognizant shall each reimburse ACNielsen for one third of such Defense Costs promptly thereafter. In the event that ACNielsen obtains reimbursement for Defense Costs from IRI in accordance with a certain Settlement Agreement and Release between ACNielsen and IRI, dated as of July 1, 1985, or for any other reason, ACNielsen shall repay to each of D&B and Cognizant one third of such reimbursement up to the extent of their respective payments.

                  (i) No party may enter into any settlement agreement in the Lawsuit without express consent in writing of the other parties, except that ACNielsen may, if it so chooses, enter into a full and final settlement of the Lawsuit if ACNielsen agrees to pay the full amount of the settlement and obtains a full and final release of D&B and Cognizant with respect to the Lawsuit. Such a settlement shall impose no obligation on any other party to this Agreement without the party's express consent in writing. In the event that any party receives a settlement proposal with respect to the Lawsuit, it shall immediately communicate the substance of the offer to the Counsel of Record.

                  (j) All other parties to this Agreement shall cooperate with ACNielsen in the defense of the Lawsuit and the prosecution of any counterclaim therein, including providing, or causing to be provided, records or witnesses as soon as practicable after receipt of any request therefor from or on behalf of ACNielsen.

                                    ARTICLE V
                                  MISCELLANEOUS

                  SECTION 5.1. Complete Agreement; Construction. This Agreement, including the Exhibit hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement or any other agreement, this Agreement shall control.

                  SECTION 5.2. Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

                  SECTION 5.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 5.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

                  SECTION 5.5. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  To The Dun & Bradstreet Corporation:

                  One Diamond Hill Road
                  Murray Hill, NJ 07974
                  Telecopy: (908) 665-5803

                  Attn: General Counsel

                  To Cognizant Corporation:

                  200 Nyala Farms
                  Westport, Connecticut 06880
                  Telecopy: (203) 222-4201

                  Attn: General Counsel

                  To ACNielsen Corporation:

                  177 Broad Street
                  Stamford, Connecticut 06901
                  Telecopy: (203) 961-3179

                  Attn: General Counsel

                  SECTION 5.6. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

                  SECTION 5.7. Amendments. Subject to the terms of Sections 2.3(a) and 5.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

                  SECTION 5.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

                  SECTION 5.9. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  SECTION 5.10. Termination. Subject to the terms of Section 2.3(a), this Agreement may be terminated and may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of D&B. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. Subject to Section 2.3(a), after the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties.

                  SECTION 5.11. Third Party Beneficiaries. Except as provided in
Article II, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  SECTION 5.12. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 5.13. Exhibits. The Exhibit shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  SECTION 5.14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

                  SECTION 5.15. Consent to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 5.15. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This consent to jurisdiction shall not be construed to be and is not in any way an exception to the agreement of the parties to resolve any dispute concerning the determination ACN Maximum Amount exclusively through the arbitration procedures set forth in Article II hereof.

                  SECTION 5.16. Dispute Resolution. The investment banking firm engaged pursuant to Section 2.2 shall have the authority to act as an arbitrator to resolve any dispute concerning the ACN Maximum Amount or any other provision contained in Article II. Any dispute or disputes arising out of or in connection with Articles III, IV or V of this Agreement shall be settled in accordance with the dispute resolution mechanisms set forth in Article VI of the Distribution Agreement.

                  SECTION 5.17. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  SECTION 5.18. Further Assurances. From time to time, as and when reasonably requested by any other party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to effect the purposes of this Agreement and the transactions contemplated hereunder.

                  IN WITNESS WHEREOF, the parties have duly executed and entered into this Agreement, as of the date first above written.

                                        THE DUN & BRADSTREET CORPORATION

                                        by
                                          -----------------------
                                          Name:
                                          Title:


                                        COGNIZANT CORPORATION

                                        by
                                          -----------------------
                                          Name:
                                          Title:


                                        ACNIELSEN CORPORATION

                                        by
                                          -----------------------
                                          Name:
                                          Title: